Exhibit 99.1
JELD-WEN Reports Fourth Quarter and Full Year 2025 Results, Establishes 2026 Guidance
February 17, 2026
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three months and year ended December 31, 2025. Comparability is to the same period in the prior year.
Fourth Quarter Highlights
•Net revenues of $802.0 million decreased (10.5%) in the fourth quarter driven by a decrease in Core Revenues of (8%) combined with a decrease in net revenues from the court-ordered divestiture of Towanda of (5%). These were partially offset by a favorable foreign exchange impact of 3%. The decline in Core Revenues was driven by a (8%) decrease in volume/mix.
•Net loss from continuing operations was ($40.1) million or ($0.47) per share, compared to net loss from continuing operations of ($68.4) million, or ($0.81) per share, during the same quarter a year ago. Operating loss margin was (1.8%) and (5.7%) for the quarters ended December 31, 2025 and 2024, respectively.
•Adjusted EBITDA from continuing operations was $14.8 million, a decrease of ($25.3) million compared to $40.1 million during the same quarter a year ago. Adjusted EBITDA Margin from continuing operations was 1.8%, a decrease of (270) basis points in the fourth quarter due to unfavorable price/cost and volume/mix, partially offset by favorable productivity and lower SG&A expense.
Full Year Highlights
•Net revenues of $3.21 billion decreased (14.9%) in the full year driven by a decrease in Core Revenues of (12%) combined with a decrease in net revenues from the court-ordered divestiture of Towanda of (4%). These were partially offset by a favorable foreign exchange impact of 1%. The decline in Core Revenues was driven by a (13%) decrease in volume/mix, partially offset by a 1% benefit from price realization.
•Net loss from continuing operations was ($620.1) million or ($7.27) per share, compared to net loss from continuing operations of ($187.6) million, or ($2.21) per share in the prior year. Operating loss margin was (13.0%) and (3.3%) for the years ended December 31, 2025 and 2024, respectively. Net loss from continuing operations in 2025 included $334.6 million in non-cash goodwill impairment charges and a valuation expense recorded against our U.S. tax attributes of $129.2 million.
•Adjusted EBITDA from continuing operations was $120.1 million during the year ended December 31, 2025, a decrease of ($155.2) million compared to $275.2 million during the year ended December 31, 2024. Adjusted EBITDA Margin from continuing operations was 3.7%, a decrease of (360) basis points year over year due to unfavorable volume/mix and price/cost, partially offset by lower SG&A expense and favorable productivity.
"Fourth-quarter results came in at the high end of our expectations, reflecting disciplined execution and a clear focus on operational and cost rigor,” said Chief Executive Officer William J. Christensen. “We are operating in a challenging environment, and performance this quarter was driven by deliberate actions across the business to adapt to current market conditions. We have realigned our workforce, taken targeted cost actions, and continued to improve how we operate, while staying close to our customers. This work represents early progress, not an endpoint. As we move forward, we remain flexible in our approach and focused on executing through uncertainty."
Fourth Quarter 2025 Results
Net revenues decreased ($93.8) million, or (10.5%), to $802.0 million in the three months ended December 31, 2025, from $895.7 million in the three months ended December 31, 2024. The decrease in net revenues was primarily driven by a decrease in Core Revenues of (8%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (5%). These were partially offset by a favorable foreign exchange impact of 3%. The decline in Core Revenues was driven by an (8%) decrease in volume/mix.
Net loss from continuing operations was ($40.1) million in the fourth quarter, compared to a net loss from continuing operations of ($68.4) million in the same period last year. Adjusted Net Loss from continuing operations for the fourth quarter was ($35.6) million, a decrease of ($27.2) million compared to Adjusted Net Loss from continuing operations of ($8.3) million in the same period last year.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

Net loss per share from continuing operations for the fourth quarter was ($0.47), compared to a net loss from continuing operations per share of ($0.81) in the same quarter last year. Adjusted EPS from continuing operations for the fourth quarter was ($0.42), compared to ($0.10) in the same quarter last year. Adjusted EPS from continuing operations for the quarter ended December 31, 2025, excludes net after-tax charges of $4.6 million, or $0.05 per diluted share. Adjusted EPS from continuing operations for the quarter ended December 31, 2024, excludes net after-tax charges of $60.1 million or $0.70 per diluted share.
Adjusted EBITDA from continuing operations was $14.8 million, a decline of ($25.3) million compared to $40.1 million during the same quarter last year. Adjusted EBITDA Margin from continuing operations was 1.8%, a decrease of (270) basis points in the fourth quarter due to negative price/cost and unfavorable volume/mix, partially offset by favorable productivity and lower SG&A.
On a segment basis for the fourth quarter of 2025, compared to the same period last year:
•North America - Net revenues decreased ($117.9) million, or (18.4%), to $522.0 million in the three months ended December 31, 2025, from $639.8 million in the three months ended December 31, 2024. The decrease was primarily due to a decrease in Core Revenues of (12%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (6%). The decrease in Core revenues was driven by a (12%) decline in volume/mix due to weakened market demand. Net income from continuing operations was $68.1 million, an increase of $68.0 million year-over-year. Adjusted EBITDA from continuing operations in North America decreased ($28.8) million, or (67.9%), to $13.6 million in the three months ended December 31, 2025, from $42.4 million in the three months ended December 31, 2024. The decrease was primarily due to negative price/cost and unfavorable volume/mix, partially offset by improved productivity and lower SG&A.
•Europe - Net revenues increased $24.1 million, or 9.4%, to $280.0 million in the three months ended December 31, 2025, from $255.9 million in the three months ended December 31, 2024. The increase was primarily due to a favorable foreign exchange impact of 9%, along with an increase in Core Revenues of 1%. The increase in Core Revenues was driven by a 2% benefit from price realization, partially offset by unfavorable volume/mix of (1%) primarily due to market softness across the region. Net loss from continuing operations was ($12.1) million, a decline of ($19.4) million year-over-year. Adjusted EBITDA from continuing operations in Europe decreased ($5.0) million, or (30.0%), to $11.6 million in the three months ended December 31, 2025, from $16.5 million in the three months ended December 31, 2024. The decrease was primarily due to unfavorable volume/mix, partially offset by improved productivity.
Full Year 2025 Results
Net revenues decreased ($564.4) million, or (14.9%), to $3.21 billion in the year ended December 31, 2025, from $3.78 billion in the year ended December 31, 2024. The decrease in net revenues was primarily driven by a decrease in Core Revenues of (12%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (4%). The decline in Core Revenues was driven by a (13%) decrease in volume/mix, partially offset by a 1% benefit from price realization.
Net loss from continuing operations was ($620.1) million in the full year 2025, compared to a net loss from continuing operations of ($187.6) million in the full year 2024. Net loss from continuing operations in 2025 included $334.6 million in non-cash goodwill impairment charges and a valuation expense recorded against our U.S. tax attributes of $129.2 million, compared to goodwill impairment charges of $94.8 million in 2024. Adjusted Net Loss from continuing operations for 2025 was ($70.3) million, a decrease of ($137.3) million compared to Adjusted Net Income from continuing operations of $67.0 million in the prior year.
Net loss per share from continuing operations for the full year 2025 was ($7.27), compared to a net loss from continuing operations per share of ($2.21) for the full year 2024. Adjusted EPS from continuing operations for 2025 was ($0.82) compared to $0.78 in the prior year. Adjusted EPS from continuing operations for the year ended December 31, 2025, excludes net after-tax charges of $549.9 million, or $6.45 per diluted share, associated mainly with the non-cash goodwill impairment charges in our North America and Europe segments, a valuation expense recorded against our U.S. tax attributes, and costs to execute on the Company's transformation journey. Adjusted EPS from continuing operations for the year ended December 31, 2024, excludes net after-tax charges of $254.6 million or $2.96 per diluted share.
Adjusted EBITDA from continuing operations was $120.1 million, a decline of ($155.2) million compared to $275.2 million during the prior year. Adjusted EBITDA Margin from continuing operations was 3.7%, a decrease of (360) basis points in the full year 2025 due to unfavorable volume/mix and negative price/cost, partially offset by favorable productivity and lower SG&A.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

On a segment basis for the full year 2025, compared to the prior year:
•North America - Net revenues decreased ($554.0) million, or (20.5%), to $2.15 billion in the year ended December 31, 2025, from $2.71 billion in the year ended December 31, 2024. The decrease was primarily due to a decrease in Core Revenues of (14%) and a decrease in net revenues from the court-ordered divestiture of Towanda of (6%). The decrease in Core revenues was driven by a (14%) decline in volume/mix driven by weaker market demand. Net loss from continuing operations was ($265.5) million, a decline of ($348.3) million year-over-year. Adjusted EBITDA from continuing operations in North America decreased ($152.5) million, or (60.0%), to $101.6 million in the year ended December 31, 2025, from $254.1 million in the year ended December 31, 2024. The decrease was primarily due to unfavorable volume/mix, negative price/cost, and lower productivity, partially offset by lower SG&A.
•Europe - Net revenues decreased ($10.4) million, or (1.0%), to $1.06 billion in the year ended December 31, 2025, from $1.07 billion in the year ended December 31, 2024. The decrease was primarily due to a decrease in Core Revenues of (5%), partially offset by a favorable foreign exchange impact of 4%. Core Revenues decreased primarily due to unfavorable volume/mix of (7%), primarily due to market softness across the region, partially offset by a 2% benefit from price realization. Net loss from continuing operations was ($172.9) million, a decline of ($108.6) million year-over-year. Adjusted EBITDA from continuing operations in Europe decreased ($12.4) million, or (18.3%), to $55.3 million in the year ended December 31, 2025, from $67.7 million in the year ended December 31, 2024. The decrease was primarily due to unfavorable volume/mix and negative price/cost, partially offset by favorable productivity.
Cash Flows
Net cash used in operating activities was ($4.9) million in the year ended December 31, 2025, compared to cash provided by operating activities of $106.2 million in the year ended December 31, 2024. The change in cash flows from operating activities was primarily due to the decrease in earnings of ($430.1) million, inclusive of $334.6 million in non-cash goodwill impairment charges related to our North America and Europe reporting units in the current year, $129.2 million attributable to a valuation expense recorded against our U.S. tax attributes during 2025, and a $69.5 million increase in net cash used in our working capital accounts. The impact of accounts receivable, net, was unfavorable by ($55.6) million for the year ended December 31, 2025, compared to the same period in 2024, primarily driven by a slower pace of declining sales and accounts receivable relative to the prior year. Accounts payable had an unfavorable impact of ($38.0) million, mainly due to reduced inventory purchases in North America and lower professional expense payables related to a transformation consultant. Inventory contributed a favorable impact of $24.1 million, primarily reflecting decreased material purchases in North America.
Capital expenditures in the year ended December 31, 2025, decreased by $37.8 million to $135.9 million, down from $173.7 million in the year ended December 31, 2024. Free Cash Flow used in the year ended December 31, 2025, was ($140.8) million, compared to Free Cash Flow used in the year ended December 31, 2024, of ($67.5) million. This does not include the impact of proceeds of $110.7 million from the court-ordered divestiture of our Towanda facility, which was completed in the first quarter of 2025, or the $37.6 million net proceeds from the sale-leaseback of our Coral Springs property, which was completed in the fourth quarter of 2025.
Full Year 2026 Guidance
JELD-WEN is introducing 2026 revenue guidance to a range of $2.95 to $3.1 billion, which reflects a year-over-year decline in Core Revenues of approximately (5%) to (10%) compared to 2025 and a foreign exchange benefit of approximately $50 million. Additionally, the Company expects its Adjusted EBITDA to be in the range of $100 to $150 million, reflecting significant cost reductions, partially offset by continued volume pressure.

	Revenue	Adjusted EBITDA	Core Revenue Decline
2026 Guidance	$2.95 to $3.1 billion	$100 to $150 million	Down (5%) to (10%)
The Company expects 2026 operating cash flow to generate approximately $40 million.
Conference Call Information
JELD-WEN management will host a conference call on February 18, 2026, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-596-4144 from the United States or +1-646-968-2525 internationally and using ID 4527798. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD-WEN operates facilities in 14 countries in North America and Europe and employs approximately 13,900 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow us on LinkedIn.
Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com
Media Contact:
JELD-WEN Holding, Inc.
Melissa Farrington
Vice President, Enterprise Communications
262-350-6021
mfarrington@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, geopolitical and economic uncertainty, security breaches and other cybersecurity incidents, impacts on our business from weather and climate change, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q filed in 2025 and our other filings with the U.S. Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.

The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management cannot provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2026 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2026 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.
Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.
We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenues as net revenues excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.
We use Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, and Adjusted EPS from continuing operations because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA from continuing operations. Adjusted EBITDA from continuing operations should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.
We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations, net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense (income), net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; goodwill impairment; restructuring and asset-related charges, net; M&A related costs (income); net (gain) loss on sale of business, property and equipment; loss on extinguishment and refinancing of debt; share-based compensation expense; pension settlement charges; non-cash foreign exchange transaction/translation (gain) loss; and other special items. We use Adjusted EBITDA from continuing operations because we believe this measure assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted Net (Loss) Income from continuing operations represents (loss) income from continuing operations adjusted for the after-tax impact of (i) certain special items used to calculate Adjusted EBITDA from continuing operations as described above and (ii) accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.
Adjusted EPS from continuing operations represents (loss) income from continuing operations per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net (Loss) Income from continuing operations as described above.
Adjusted EBITDA Margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of net revenues.
We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA from continuing operations for the last twelve-month period.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	December 31, 2025	December 31, 2024	% Variance
Net revenues	$802.0	$895.7	(10.5%)
Cost of sales	684.2	749.3	(8.7%)
Gross margin	117.8	146.5	(19.6%)
Selling, general and administrative	120.2	158.0	(23.9%)
Goodwill impairment	—	31.4	(100.0%)
Restructuring and asset-related charges, net	12.3	8.0	52.7%
Operating loss	(14.6)	(50.9)	(71.2%)
Interest expense, net	18.3	18.7	(1.7%)
Other expense (income), net	5.0	(4.5)	(210.9%)
Loss from continuing operations before taxes	(38.0)	(65.0)	(41.5%)
Income tax expense	2.1	3.4	(38.5%)
Loss from continuing operations, net of tax	(40.1)	(68.4)	(41.4%)
Gain on sale of discontinued operations, net of tax	0.3	—	NM
Net loss	$(39.8)	$(68.4)	(41.7%)
Diluted Net loss per share from continuing operations	$(0.47)	$(0.81)
Diluted Net income per share from discontinued operations	—	—
Diluted Net loss per share	$(0.47)	$(0.81)
Diluted Shares	85,440,899	84,627,951
Other financial data:
Operating loss margin	(1.8%)	(5.7%)
Adjusted EBITDA from continuing operations(1)	$14.8	$40.1	(63.1%)
Adjusted EBITDA Margin from continuing operations(1)	1.8%	4.5%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Year Ended
	December 31, 2025	December 31, 2024	% Variance
Net revenues	$3,211.2	$3,775.6	(14.9%)
Cost of sales	2,697.0	3,086.6	(12.6%)
Gross margin	514.2	689.0	(25.4%)
Selling, general and administrative	551.1	652.5	(15.5%)
Goodwill impairment	334.6	94.8	253.0%
Restructuring and asset-related charges, net	44.5	68.1	(34.6%)
Operating loss	(416.0)	(126.4)	229.0%
Interest expense, net	67.2	67.2	(0.1%)
Loss on extinguishment and refinancing of debt	0.2	1.9	(87.6%)
Other income, net	(11.2)	(24.8)	(54.6%)
Loss from continuing operations before taxes	(472.2)	(170.8)	176.4%
Income tax expense	147.9	16.8	782.5%
Loss from continuing operations, net of tax	(620.1)	(187.6)	230.6%
Gain (loss) on sale of discontinued operations, net of tax	1.0	(1.4)	(172.2%)
Net loss	$(619.1)	$(189.0)	227.5%
Diluted Net loss per share from continuing operations	$(7.27)	$(2.21)
Diluted Net income (loss) per share from discontinued operations	0.01	(0.02)
Diluted Net loss per share	$(7.26)	$(2.22)
Diluted shares	85,267,146	84,989,963
Other financial data:
Operating loss margin	(13.0%)	(3.3%)
Adjusted EBITDA from continuing operations(1)	$120.1	$275.2	(56.4%)
Adjusted EBITDA Margin from continuing operations(1)	3.7%	7.3%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$136.1	$150.3
Restricted cash	2.1	0.7
Accounts receivable, net	361.2	388.4
Inventories	444.1	460.1
Other current assets	73.2	73.4
Assets held for sale	—	126.9
Total current assets	1,016.7	1,199.9
Property and equipment, net	728.4	681.4
Deferred tax assets	16.3	143.3
Goodwill	—	315.2
Intangible assets, net	96.3	102.0
Operating lease assets, net	179.4	126.3
Other assets	65.6	52.1
Total assets	$2,102.8	$2,620.2
LIABILITIES AND EQUITY
Liabilities
Current liabilities
Accounts payable	$237.3	$264.9
Accrued payroll and benefits	93.8	89.6
Accrued expenses and other current liabilities	221.0	224.2
Current maturities of long-term debt	23.7	30.9
Liabilities held for sale	—	15.3
Total current liabilities	575.8	625.0
Long-term debt	1,149.6	1,152.4
Unfunded pension liability	24.4	21.6
Operating lease liability	158.6	105.5
Deferred credits and other liabilities	85.4	89.9
Deferred tax liabilities	14.7	5.7
Total liabilities	2,008.5	2,000.1
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 85,489,683 and 84,653,408 shares issued and outstanding, respectively	0.9	0.8
Additional paid-in capital	783.3	769.1
Accumulated deficit	(639.5)	(20.4)
Accumulated other comprehensive loss	(50.4)	(129.5)
Total shareholders’ equity	94.3	620.1
Total liabilities and shareholders’ equity	$2,102.8	$2,620.2

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Year Ended
	December 31, 2025	December 31, 2024
OPERATING ACTIVITIES
Net loss	$(619.1)	$(189.0)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	112.4	125.8
Deferred income taxes	136.9	(17.0)
Net gain on sale of business, property, and equipment	(36.3)	(13.8)
Goodwill impairment	334.6	94.8
Adjustment to carrying value of assets	5.3	22.7
Amortization of deferred financing costs	2.4	2.4
Loss on extinguishment and refinancing of debt	0.2	1.2
Loss on foreign currency translation adjustment related to the substantial liquidation of a foreign subsidiary	—	4.8
Gain on sale of discontinued operations, net of tax	(1.0)	—
Share-based compensation expense	15.0	15.5
Recovery of cost from receipts on impaired notes	—	(1.4)
Other items, net	16.7	(5.3)
Net change in operating assets and liabilities:
Accounts receivable	46.7	102.3
Inventories	33.5	9.4
Other assets	8.0	(1.6)
Accounts payable and accrued expenses	(51.2)	(32.5)
Change in short-term and long-term tax liabilities	(8.9)	(12.2)
Net cash (used in) provided by operating activities	(4.9)	106.2
INVESTING ACTIVITIES
Purchases of property and equipment	(119.8)	(161.9)
Proceeds from sale of business, property and equipment	40.8	20.7
Purchase of intangible assets	(16.2)	(11.8)
Proceeds related to the court-ordered divestiture of Towanda	110.7	—
Recovery of cost from receipts on impaired notes	—	1.4
Cash (paid) received for notes receivable	(0.1)	—
Cash received from insurance proceeds	1.8	1.7
Purchase of securities for deferred compensation plan	(0.9)	(3.4)
Net cash provided by (used in) investing activities	16.3	(153.3)
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	(31.5)	(55.2)
Common stock issued for exercise of options	—	2.9
Common stock repurchased	—	(24.3)
Payments to tax authorities for employee share-based compensation	(0.7)	(1.4)
Payments related to the sale of JW Australia	(0.8)	(2.6)
Net cash used in financing activities	(33.0)	(80.6)
Effect of foreign currency exchange rates on cash	8.8	(10.3)
Net decrease in cash and cash equivalents	(12.8)	(138.1)
Cash, cash equivalents and restricted cash, beginning	151.0	289.1
Cash, cash equivalents and restricted cash, ending	$138.2	$151.0

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Year Ended
(amounts in millions)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Loss from continuing operations, net of tax	$(40.1)	$(68.4)	$(620.1)	$(187.6)
Income tax expense(1)	2.1	3.4	147.9	16.8
Depreciation and amortization(2)	29.3	28.2	112.4	125.8
Interest expense, net	18.3	18.7	67.2	67.2
Special items:
Net legal and professional expenses and settlements(3)	5.2	12.9	31.5	62.7
Goodwill impairment(4)	—	31.4	334.6	94.8
Restructuring and asset-related charges, net(5)(6)	12.3	8.0	44.5	68.1
M&A related costs(7)	7.2	6.1	9.1	15.3
Net gain on sale of business, property and equipment(8)	(34.3)	(5.6)	(37.1)	(13.8)
Loss on extinguishment and refinancing of debt(9)	—	—	0.2	1.9
Share-based compensation expense(10)	3.1	2.9	15.0	15.5
Pension settlement charge(11)	6.6	—	6.6	—
Non-cash foreign exchange transaction/translation gain(12)	—	—	—	(3.1)
Other special items(13)	5.1	2.5	8.4	11.6
Adjusted EBITDA from continuing operations	$14.8	$40.1	$120.1	$275.2
(1)Income tax expense in the year ended December 31, 2025, includes $129.2 million attributable to an increase in the valuation allowance recorded against our U.S. tax attributes and $5.1 million attributed to withholding tax accrued on certain foreign undistributed earnings from prior years.
(2)Depreciation and amortization expense includes accelerated amortization of $14.1 million in the year ended December 31, 2024, in Corporate and unallocated costs for an ERP system that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement.
(3)Net legal and professional expenses and settlements include non-recurring transformation journey expenses of $4.2 million and $28.7 million in the three months and year ended December 31, 2025, respectively, and $12.6 million and $59.2 million in the three months and year ended December 31, 2024, respectively. For the three months and year ended December 31, 2025, these expenses primarily relate to project-based consulting fees that directly support the transformation journey that are not expected to recur in the foreseeable future. These projects include the centralization of human resources processes, North America supply chain network optimization strategy, and other projects related to our transformation journey. For the three months and year ended December 31, 2024, these expenses primarily relate to the engagement of a transformation consultant for a period spanning from the third quarter of 2023 through April 2025, for which we incurred $5.3 million and $40.7 million, respectively. Expenses for this transformation consultant’s engagement, which was extended into 2025, included $2.5 million in the year ended December 31, 2025. Additionally, net legal and professional expenses and settlements include $1.2 million and $1.6 million in the three months and year ended December 31, 2025, respectively, and $2.8 million in the year ended December 31, 2024, relating to litigation of historic legal matters. There was a nominal amount relating to litigation of historic legal matters in the three months ended December 31, 2024.
(4)Goodwill impairment in the year ended December 31, 2025, consists of goodwill impairment charges related to the full impairment of goodwill in our North America and Europe reporting units. Goodwill impairment in the three months ended December 31, 2024, represents a goodwill impairment charge of $31.4 million in our North America segment related to the court-ordered divestiture of Towanda. Goodwill impairment in the year ended December 31, 2024, consists of a $63.4 million goodwill impairment charge associated with our Europe reporting unit, and a $31.4 million goodwill impairment charge in our North America segment related to the court-ordered divestiture of Towanda.
(5)Restructuring and asset-related charges, net represents severance, accelerated depreciation and amortization, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.

(6)Product and inventory-related charges related to announced facility closures were detrimental to Adjusted EBITDA from continuing operations.
(7)M&A related costs consist of legal and professional expenses related to the court-ordered divestiture of Towanda and other strategic initiatives.
(8)Net gain on sale of business, property, and equipment in the year ended December 31, 2025, primarily relates to the court-ordered divestiture of Towanda, the sale of property in Coral Springs, Florida, and the sale of property and equipment in Marion, North Carolina. Net gain on sale of business, property and equipment in the year ended December 31, 2024, primarily relates to the sale of our business in St. Kitts and properties in Chile, Mexico, and Klamath Falls, Oregon.
(9)Loss on extinguishment and refinancing of debt consists of $0.2 million in the year ended December 31, 2025, associated with an amendment of our ABL Facility. Loss on extinguishment and refinancing of debt of $1.9 million in the year ended December 31, 2024, associated with an amendment of our Term Loan Facility and redemption of the remaining $200.0 million of our 4.63% Senior Notes.
(10)Share-based compensation expense represents equity-based compensation expense related to the issuance of share-based awards.
(11)Pension settlement charge of $6.6 million in the three months and year ended December 31, 2025, is due to the purchase of group annuity contracts and transfer of pension obligations associated with our U.S. defined benefit pension plan to an insurer.
(12)Non-cash foreign exchange transaction/translation gain in the year ended December 31, 2024, is primarily associated with fair value adjustments of foreign currency derivatives and revaluation of balances denominated in foreign currencies.
(13)Other special items not core to ongoing business activity include: (i) in the three months and year ended December 31, 2025, $3.5 million in expenses related to an environmental matter; (ii) in the year ended December 31, 2024, a loss of $4.8 million of cumulative foreign currency translation adjustments related to the substantial liquidation of a foreign subsidiary in Chile and Mexico in our North America segment.

	Three Months Ended		Year Ended
(amounts in millions, except share and per share data)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Loss from continuing operations, net of tax	$(40.1)	$(68.4)	$(620.1)	$(187.6)
Special items:(1)
Net legal and professional expenses and settlements	5.2	12.9	31.5	62.7
Goodwill impairment	—	31.4	334.6	94.8
Restructuring and asset-related charges, net	12.3	8.0	44.5	68.1
M&A related costs	7.2	6.1	9.1	15.3
Net gain on sale of business, property, and equipment	(34.3)	(5.6)	(37.1)	(13.8)
Loss on extinguishment and refinancing of debt	—	—	0.2	1.9
Share-based compensation expense	3.1	2.9	15.0	15.5
Pension settlement charge	6.6	—	6.6	—
Non-cash foreign exchange transaction/translation gain	—	—	—	(3.1)
Accelerated amortization of an ERP system(2)	—	—	—	14.1
Other special items(3)	5.1	2.5	8.4	11.6
Tax impact of special items(4)	(0.2)	(2.8)	(0.3)	(34.1)
Tax special items(5)	(0.3)	4.7	137.4	21.5
Adjusted Net (Loss) Income from continuing operations	$(35.6)	$(8.3)	$(70.3)	$67.0

Diluted loss per share from continuing operations	$(0.47)	$(0.81)	$(7.27)	$(2.21)
Impact of additional dilutive shares on the reported dilutive (loss) income per share	—	—	—	0.05
Special items:(1)
Net legal and professional expenses and settlements	0.06	0.15	0.37	0.73
Goodwill impairment	—	0.37	3.92	1.10
Restructuring and asset-related charges, net	0.14	0.10	0.52	0.79
M&A related costs	0.08	0.07	0.11	0.18
Net gain on sale of business, property, and equipment	(0.40)	(0.07)	(0.44)	(0.16)
Loss on extinguishment and refinancing of debt	—	—	—	0.02
Share-based compensation expense	0.04	0.03	0.18	0.18
Pension settlement charge	0.08	—	0.08	—
Non-cash foreign exchange transaction/translation gain	—	—	—	(0.04)
Accelerated amortization of an ERP system(2)	—	—	—	0.16
Other special items(3)	0.06	0.03	0.10	0.13
Tax impact of special items(4)	—	(0.03)	—	(0.40)
Tax special items(5)	—	0.06	1.61	0.25
Adjusted Net (Loss) Income per share from continuing operations	$(0.42)	$(0.10)	$(0.82)	$0.78

Weighted average diluted shares	85,440,899	84,627,951	85,267,146	86,035,782
Less: Effect of dilutive securities	—	—	—	1,045,819
Weighted average basic shares	85,440,899	84,627,951	85,267,146	84,989,963
Adjusted Net (Loss) Income from continuing operations per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

(2)Accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(3)Other special items in the three months and year ended December 31, 2025, include $3.5 million in expenses related to an environmental matter.
(4)Except for non-deductible goodwill impairments, adjustments to net (loss) income and net (loss) income per share are tax-effected at the jurisdictional statutory tax rate.
(5)Tax special items for the year ended December 31, 2025, were primarily driven by a valuation expense recorded against our U.S. tax attributes of $129.2 million and withholding tax accrued on certain foreign undistributed earnings from prior years of $5.1 million. Tax special items for the three months and year ended December 31, 2024, were primarily driven by tax expense on uncertain tax positions from audits dating back to the year 2015 of ($0.1) million and $12.0 million, respectively, and valuation expense recorded against our U.S. tax attributes of $5.0 million and $9.2 million, respectively.

	Three Months Ended December 31, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$68.1	$(12.1)	$(96.1)	$(40.1)
Income tax (benefit) expense	(52.4)	5.4	49.1	2.1
Depreciation and amortization	18.0	8.6	2.7	29.3
Interest expense (income), net	0.2	(0.4)	18.6	18.3
Special items:(1)
Net legal and professional expenses and settlements	0.3	2.4	2.4	5.2
Restructuring and asset-related charges, net	5.4	6.2	0.7	12.3
M&A related costs	—	—	7.2	7.2
Net gain on sale of business, property and equipment	(34.3)	—	—	(34.3)
Share-based compensation expense	1.1	0.5	1.5	3.1
Pension settlement charge	6.6	—	—	6.6
Other special items(2)	0.6	0.9	3.5	5.1
Adjusted EBITDA from continuing operations	$13.6	$11.6	$(10.4)	$14.8
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
(2)Other special items in corporate and unallocated costs include $3.5 million in expenses related to an environmental matter.

	Three Months Ended December 31, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$0.1	$7.3	$(75.8)	$(68.4)
Income tax (benefit) expense	(8.1)	(7.7)	19.2	3.4
Depreciation and amortization	18.5	7.8	2.0	28.2
Interest expense, net	0.5	1.2	17.0	18.7
Special items:(1)
Net legal and professional expenses and settlements	0.6	2.4	10.0	12.9
Goodwill impairment	31.4	—	—	31.4
Restructuring and asset-related charges, net	2.6	5.3	0.2	8.0
M&A related costs	—	—	6.1	6.1
Net gain on sale of business, property and equipment	(5.6)	—	—	(5.6)
Share-based compensation expense	0.5	0.3	2.1	2.9
Other special items	2.1	—	0.4	2.5
Adjusted EBITDA from continuing operations	$42.4	$16.5	$(18.9)	$40.1
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Year Ended December 31, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Loss from continuing operations, net of tax	$(265.5)	$(172.9)	$(181.8)	$(620.1)
Income tax expense(1)	114.2	12.2	21.6	147.9
Depreciation and amortization	69.4	32.9	10.1	112.4
Interest (income) expense, net	(0.8)	2.2	65.8	67.2
Special items:(2)
Net legal and professional expenses and settlements	3.0	6.7	21.8	31.5
Goodwill impairment	181.2	153.4	—	334.6
Restructuring and asset-related charges, net	24.4	17.7	2.4	44.5
M&A related costs	—	—	9.1	9.1
Net gain on sale of business, property and equipment	(37.1)	—	—	(37.1)
Loss on extinguishment and refinancing of debt	—	—	0.2	0.2
Share-based compensation expense	3.2	2.2	9.6	15.0
Pension settlement charge	6.6	—	—	6.6
Other special items(3)	3.0	1.0	4.4	8.4
Adjusted EBITDA from continuing operations	$101.6	$55.3	$(36.8)	$120.1
(1)Income tax expense in our North America segment includes $129.2 million attributable to an increase in the valuation allowance recorded against our U.S. tax attributes and $5.1 million attributed to withholding tax accrued on certain foreign undistributed earnings from prior years.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed below.
(3)Other special items in corporate and unallocated costs include $3.5 million in expenses related to an environmental matter.

	Year Ended December 31, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$82.8	$(64.3)	$(206.1)	$(187.6)
Income tax expense (benefit)	18.7	8.1	(10.0)	16.8
Depreciation and amortization(1)	73.5	30.7	21.6	125.8
Interest expense, net	2.6	2.1	62.5	67.2
Special items:(2)
Net legal and professional expenses and settlements	2.9	4.7	55.1	62.7
Goodwill impairment	31.4	63.4	—	94.8
Restructuring and asset-related charges, net	42.8	23.7	1.5	68.1
M&A related costs	—	—	15.3	15.3
Net gain on sale of business, property and equipment	(13.4)	(0.2)	(0.2)	(13.8)
Loss on extinguishment and refinancing of debt	—	—	1.9	1.9
Share-based compensation expense	3.1	1.3	11.1	15.5
Non-cash foreign exchange transaction/translation loss (gain)	0.3	(3.8)	0.4	(3.1)
Other special items	9.3	1.9	0.4	11.6
Adjusted EBITDA from continuing operations	$254.1	$67.7	$(46.5)	$275.2
(1)Corporate and unallocated depreciation and amortization expense in the year ended December 31, 2024, includes accelerated amortization of $14.1 million for an ERP system that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Year Ended
(amounts in millions)	December 31, 2025	December 31, 2024
Net cash (used in) provided by operating activities	$(4.9)	$106.2
Less: capital expenditures(1)	135.9	173.7
Free Cash Flow(1)	$(140.8)	$(67.5)
(1)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

(amounts in millions except Net Debt Leverage)	December 31, 2025	December 31, 2024
Total debt	$1,173.3	$1,183.4
Less: cash and cash equivalents	136.1	150.3
Net Debt(1)	$1,037.2	$1,033.1
Divided by trailing twelve months Adjusted EBITDA from continuing operations(2)	120.1	275.2
Net Debt Leverage(1)	8.6x	3.8x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information.”
(2)Trailing twelve months Adjusted EBITDA from continuing operations for both periods. Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Segment Results (Unaudited)
(In millions)

	Three Months Ended
(amounts in millions)	December 31, 2025	December 31, 2024	% Variance
Net revenues from external customers
North America	$522.0	$639.8	(18.4)%
Europe	280.0	255.9	9.4%
Total Consolidated	$802.0	$895.7	(10.5)%
Adjusted EBITDA from continuing operations(1)
North America	$13.6	$42.4	(67.9)%
Europe	11.6	16.5	(30.0)%
Corporate and unallocated costs	(10.4)	(18.9)	(45.0)%
Total Consolidated	$14.8	$40.1	(63.1)%

	Year Ended
(amounts in millions)	December 31, 2025	December 31, 2024	% Variance
Net revenues from external customers
North America	$2,154.3	$2,708.4	(20.5)%
Europe	1,056.8	1,067.2	(1.0)%
Total Consolidated	$3,211.2	$3,775.6	(14.9)%
Adjusted EBITDA from continuing operations(1)
North America	$101.6	$254.1	(60.0)%
Europe	55.3	67.7	(18.3)%
Corporate and unallocated costs	(36.8)	(46.5)	(21.0)%
Total Consolidated	$120.1	$275.2	(56.4)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”